

                                                   SBC COMMUNICATIONS INC.                                              EXHIBIT 12
                                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                          Dollars in Millions



                                                   THREE MONTHS ENDED
                                                        MARCH 31,                    YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------------
                                                   1998          1997      1997        1996       1995       1994       1993
                                                 ----------  ----------  ---------  ---------   --------   --------  ---------

Income Before Income Taxes, Extraordinary Loss
and Cumulative Effect of Accounting Changes*    $    1,433   $   1,362   $  2,237   $ 4,975    $  4,383   $  4,091   $   2,070
     Add: Interest Expense                             233         208        947       812         957        935       1,005
          Dividends on Preferred Securities             20          20         80        60           -          -           -
          1/3 Rental Expense                            34          34        130       108          77         85          81
                                                 ----------  ----------  ---------  --------   ---------  ---------  ---------

     Adjusted Earnings                           $   1,720   $   1,624   $  3,394   $ 5,955    $  5,417   $  5,111   $   3,156
                                                 ==========  ==========  =========  ========   =========  =========  =========

Total Interest Charges                           $     250   $     248   $  1,067   $   947    $    957   $    935   $   1,005
Dividends on Preferred Securities                       20          20         80        60           -          -           -
1/3 Rental Expense                                      34          34        130       108          77         85          81
                                                 ----------  ----------  ---------  --------   ---------  ---------  ---------

     Adjusted Fixed Charges                      $     304   $     302   $  1,277   $ 1,115    $  1,034   $  1,020   $   1,086
                                                 ==========  ==========  =========  ========   =========  =========  =========

Ratio of Earnings to Fixed Charges                    5.66        5.38       2.66      5.34        5.24       5.01       2.91

*Undistributed earnings on investments accounted for under the equity method have been excluded

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